UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2009

SkillSoft Public Limited Company

 (Exact Name of Registrant as Specified in Charter)

Republic of Ireland	0-25674	None
(State or Other	(Commission	(IRS Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)

107 Northeastern Boulevard
Nashua, New Hampshire	03062
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 324-3000

 (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 2.05. Costs Associated with Exit or Disposal Activities
SIGNATURE

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On January 19, 2009, SkillSoft Public Limited Company (the “Company”) committed to a plan of termination with respect to approximately 120 employees in various business units throughout the Company.  The decision was based on a review of various cost savings initiatives undertaken in connection with the development of the Company’s budget and operating plan for the fiscal year ending January 31, 2010 (fiscal 2010), and is intended to reduce the Company’s salary and bonus related operating costs by approximately $7.5 million in fiscal 2010 as compared to fiscal 2009.

Given the unpredictable nature of the current global economic climate and the flexibility inherent in the Company’s operating plan, the Company believes it is appropriate to manage its costs prospectively to navigate the uncertainties of the global economy in the months ahead.  The Company has not yet finalized its budget and operating plan for fiscal 2010, which may reflect both other cost-savings initiatives and areas of additional investment in fiscal 2010, and therefore the Company’s overall operating expense target for fiscal 2010 has not yet been determined.   The cost savings initiatives being implemented will not impact the level of support that the Company is able to provide its customers.

The Company began communications to affected employees on January 19, 2009 and departures are to be completed during the first quarter of fiscal 2010 ending April 30, 2009.

In connection with this plan of termination, the Company expects to incur charges of approximately $1.6 million, all of which will be recorded in the fourth quarter of its fiscal year ending January 31, 2009.  Substantially all of this relates to severance and will result in future cash expenditures.

“The fourth quarter charge does not impact our ability to achieve our previously disclosed anticipated adjusted net income range for the fiscal 2009 fourth quarter of $6.0 million to $9.0 million, or $0.06 to $0.08 per basic and diluted share,” commented Chuck Moran, President and CEO of SkillSoft.  “In fact, after including the charge for severance, we expect our net income for the fourth quarter to be near or above the high end of this range, as well as near or above the high end of our targeted adjusted net income for fiscal 2009 of between $38.0 million and $41.0 million, or $0.35 to $0.38 per basic and diluted share.  We also anticipate our revenue to be near the low end of our targeted ranges for fiscal 2009 and the fourth quarter of fiscal 2009 of $328.5 million to $331.5 million and $80.5 million to $83.5 million, respectively.”

The fourth quarter and fiscal 2009 earnings outlook does not take into account the potential positive or negative impact from movement in foreign exchange rates, potential adjustments from the impact of our international net operating loss valuation reserves, our international deferred tax asset utilization or the potential negative impact of the resolution of litigation matters.  The outlook also does not take into account the effect of our share buyback program that could impact outstanding shares and thereby the Company's EPS outlook.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements relate to the amount of the charges to be incurred as a result of the plan of termination, the amount of the cash expenditures in connection with the plan of termination, and the Company’s expectations regarding its fourth quarter and fiscal 2009 operating results. There are a number of important risk factors that could cause actual results or events to differ materially from those indicated by these forward-looking statements, including competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other factors which are described under the caption “Risk Factors” in the Company’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The Company anticipates that subsequent events and developments may cause the Company's views expressed in these forward-looking statements to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the filing of this Current Report on Form 8-K.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2009	By:	/s/ Charles E. Moran
Charles E. Moran
President and Chief Executive Officer